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                                                                    EXHIBIT 99-6

                          PULITZER BROADCASTING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

         Statements of Consolidated Income for each of the Nine-Month Periods
              Ended September 30, 1998 and 1997

         Statements of Consolidated Financial Position at September 30, 1998 and
              December 31, 1997

         Statements of Consolidated Cash Flows for each of the Nine-Month
              Periods Ended September 30, 1998 and 1997

         Notes to Consolidated Financial Statements


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS




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PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME
(UNAUDITED)
(IN THOUSANDS)

                                                   THIRD QUARTER ENDED          NINE MONTHS ENDED
                                                      SEPTEMBER 30,               SEPTEMBER 30,
                                                 ------------------------    -------------------------
                                                   1998          1997          1998         1997
OPERATING REVENUES - NET                           $53,908      $53,738      $173,681     $165,002
                                                 ---------    ---------    ----------   ----------
OPERATING EXPENSES:
  Operations                                        18,268       17,513        54,313       51,502
  Selling, general and administrative               13,366       13,652        41,633       41,514
  Depreciation and amortization                      5,461        5,938        16,512       17,622
                                                 ---------    ---------    ----------   ----------
              Total operating expenses              37,095       37,103       112,458      110,638
                                                 ---------    ---------    ----------   ----------

  Operating income                                  16,813       16,635        61,223       54,364

  Interest expense                                  (3,330)      (3,854)      (10,255)     (12,553)
  Net other income (expense)                             6            3            11            8
                                                 ---------    ---------    ----------   ----------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                      13,489       12,784        50,979       41,819

PROVISION FOR INCOME TAXES                           5,273        4,998        19,918       16,344
                                                 ---------    ---------    ----------   ----------

NET INCOME                                          $8,216       $7,786       $31,061      $25,475
                                                 =========    =========    ==========   ==========


See accompanying notes to consolidated financial statements.




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PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SEPTEMBER 30,        DECEMBER 31,
                                                                                1998                 1997
ASSETS

CURRENT ASSETS:
  Trade accounts receivable (less allowance for
    doubtful accounts of $928 and $785)                                         $41,770             $50,880
  Program rights                                                                 10,283               7,866
  Prepaid expenses and other                                                      1,405               1,260
                                                                        ---------------     ---------------
              Total current assets                                               53,458              60,006
                                                                        ---------------     ---------------

PROPERTIES:
  Land                                                                           10,254              10,163
  Buildings                                                                      45,040              44,769
  Machinery and equipment                                                       138,385             135,629
  Construction in progress                                                        5,761               3,282
                                                                        ---------------     ---------------
              Total                                                             199,440             193,843
  Less accumulated depreciation                                                 116,634             106,826
                                                                        ---------------     ---------------
              Properties - net                                                   82,806              87,017
                                                                        ---------------     ---------------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of amortization                                        96,744             102,493
  Other                                                                           9,100               7,172
                                                                        ---------------     ---------------
              Total intangible and other assets                                 105,844             109,665
                                                                        ---------------     ---------------

                   TOTAL                                                       $242,108            $256,688
                                                                        ===============     ===============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                         $4,384              $3,966
  Current portion of long-term debt                                              12,705              12,705
  Salaries, wages and commissions                                                 4,590               4,709
  Interest payable                                                                2,088               5,677
  Program contracts payable                                                       9,846               7,907
  Other                                                                           1,263               1,551
                                                                        ---------------     ---------------
              Total current liabilities                                          34,876              36,515
                                                                        ---------------     ---------------
LONG-TERM DEBT                                                                  160,000             172,705
                                                                        ---------------     ---------------
PENSION OBLIGATIONS                                                               6,590               5,544
                                                                        ---------------     ---------------
POSTRETIREMENT BENEFIT OBLIGATIONS                                                2,711               2,556
                                                                        ---------------     ---------------
OTHER LONG-TERM LIABILITIES                                                       3,888               3,299
                                                                        ---------------     ---------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Common stock, $100 par value; 1,000 shares authorized;
    issued - 100 shares                                                              10                  10
  Additional paid-in capital                                                     11,924              11,924
  Retained earnings                                                             112,670              81,609
  Intercompany balance                                                          (90,561)            (57,474)
                                                                        ---------------     ---------------
               Total stockholder's equity                                        34,043              36,069
                                                                        ---------------     ---------------
                   TOTAL                                                       $242,108            $256,688
                                                                        ===============     ===============

See accompanying notes to consolidated financial statements.


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PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                           -----------------------
                                                              1998        1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $31,061    $25,475
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                               10,669     11,827
    Amortization                                                5,843      5,795
    Deferred income taxes                                        (629)      (640)
    Changes in assets and liabilities which
        provided (used) cash:
        Trade accounts receivable                               9,110      2,917
        Other assets                                             (194)      (974)
        Trade accounts payable and other liabilities           (2,386)    (2,997)
                                                           ----------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                      53,474     41,403
                                                           ----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                         (6,684)    (9,551)
  Purchase of broadcast assets                                            (2,936)
  Investment in limited partnership                            (1,000)    (1,500)
                                                           ----------  ---------
NET CASH USED IN INVESTING ACTIVITIES                          (7,684)   (13,987)
                                                           ----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt                                (12,705)   (50,705)
  Net transactions with Pulitzer Publishing Company           (33,085)    23,289
                                                           ----------  ---------

NET CASH USED IN FINANCING ACTIVITES                          (45,790)   (27,416)
                                                           ----------  ---------

NET INCREASE IN CASH                                           $-         $-
                                                           ==========  =========


See accompanying notes to consolidated financial statements.



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PULITZER BROADCASTING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)


1.    ACCOUNTING POLICIES

Interim Adjustments - In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Pulitzer Broadcasting Company's financial position as of September 30, 1998, results of operations for the three-month and nine-month periods ended September 30, 1998 and 1997 and cash flows for the nine-month periods ended September 30, 1998 and 1997. These financial statements should be read in conjunction with the audited consolidated financial statements of Pulitzer Broadcasting Company ("Broadcasting") and related notes thereto contained in Exhibit 99-5 to this Pulitzer Publishing Company (the "Company" or "Pulitzer") Current Report on Form 8-K. Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Fiscal Year and Fiscal Quarters - Broadcasting's fiscal year and third fiscal quarter end on the Sunday coincident with or prior to December 31 and September 30, respectively. For ease of presentation, Broadcasting has used December 31 as the year end and September 30 as the third quarter end.

Comprehensive Income - In June 1997, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement established standards for the reporting and display of Comprehensive Income and its components. This statement is required to be implemented in financial statements issued for periods ending after December 15, 1997. For the nine-month periods ended September 30, 1998 and 1997, Broadcasting did not incur items to be reported in "Comprehensive Income" that were not already included in reported "net income". As a result, comprehensive income and net income were the same for these periods.

2.       TRANSACTIONS WITH PULITZER

Cash - The Statements of Consolidated Financial Position exclude all cash and have reflected current payables for income taxes and other items, to the extent paid by Pulitzer, in the intercompany balance.

Long-term Debt - Pulitzer's long-term debt balances and related interest expense have been allocated to Broadcasting and are included in the consolidated financial statements herein. This allocation to Broadcasting is consistent with the terms of the Merger Agreement discussed in Note 3.

Intercompany Balance - Balance reflects the net transactions with Pulitzer, which are not expected to be repaid.

Corporate Expenses - Broadcasting benefits from certain services provided by Pulitzer including financial, legal, tax, employee benefit department, corporate communications, and internal audit. These corporate costs have been allocated to Broadcasting using a variety of factors, including revenues, property, and payroll. Management believes that the methods of allocating costs to Broadcasting are reasonable. Broadcasting's allocation of these costs were $2,863,000 and $2,767,000 for the nine months ended September 30, 1998 and 1997, respectively. These costs are included within the Statements of Consolidated Income.

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3.    SPIN-OFF AND MERGER

On May 25, 1998, Pulitzer, Pulitzer Inc., (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business"). The Broadcasting Business consists of nine network-affiliated television stations and five radio stations owned and operated by Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries. The Broadcasting Business will be acquired by Hearst-Argyle through the merger ("Merger") of the Company into Hearst-Argyle.

Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets and/or stock of Pulitzer Broadcasting Company and its subsidiaries. Out of the proceeds of this new debt, the Company will pay the existing Company debt and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to New Pulitzer pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of New Pulitzer Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of New Pulitzer Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution are collectively referred to as the "Spin-off." The Spin-off and the Merger are collectively referred to as the "Transactions."

The Company's obligation to consummate the Transactions is subject, among other things, to the receipt of various regulatory approvals, approval of an amendment to the restated certificate of incorporation (the "Charter Amendment") of the Company by its stockholders and approval of the Merger by the stockholders of both the Company and Hearst-Argyle. The Company has received a favorable letter ruling from the Internal Revenue Service confirming that the Spin-off will be tax-free to Pulitzer stockholders. Early termination of the initial waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has also been granted. In addition, the Federal Communications Commission (the "FCC") has published notice of its grant of the application for the transfer of FCC licenses, including related waiver requests, from the Company to Hearst-Argyle. The Company anticipates that its special stockholders meeting to consider the Charter Amendment and the Merger will be held in the first quarter of 1999 and that the Transactions will be completed shortly after the Meeting.

4.    COMMITMENTS AND CONTINGENCIES

At September 30, 1998, Broadcasting and its subsidiaries had construction and equipment commitments of approximately $2,024,000. Broadcasting's commitment for broadcasting program contracts payable and license fees at September 30, 1998 was approximately $17,908,000.

Broadcasting and its subsidiaries are involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such maters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management believes the ultimate outcome of such existing litigation will not have a material adverse effect on the consolidated financial statements of Broadcasting and its subsidiaries.


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
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS


Statements in this Report on Form 8-K concerning the Broadcasting's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.

GENERAL

         Broadcasting's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of television and radio in comparison to other forms of advertising, the performance of Broadcasting in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by Broadcasting.

         Broadcasting's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth and, to a lesser extent, second quarters of each year as a result of increased advertising activity during the Christmas and spring holiday periods. The first quarter is historically the weakest quarter for revenues and profits.

RECENT EVENTS

As of May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc. (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business") through the merger ("Merger") of the Company into Hearst-Argyle. (See Note 3 to the consolidated financial statements included in this Exhibit 99-6 to the Company's Current Report on Form 8-K.)

THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1998
         COMPARED WITH 1997

         Broadcasting operating revenues for the third quarter and first nine months of 1998 increased 0.3 percent and 5.3 percent, respectively, over the comparable 1997 periods. Local spot advertising increased 2.7 percent and 5.6 percent, respectively, for the third quarter and first nine months of 1998, while national spot advertising declined 2.1 percent for the third quarter and increased 5.8 percent for the nine-month period. The current year comparisons reflect the impact of increased political advertising of approximately $2.4 million and $6.6 million, respectively, in the third quarter and first nine months of 1998.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the third quarter of 1998 were unchanged from the prior year at $37.1 million and for the first nine months increased 1.6 percent to $112.5 million compared to the prior year period. The increase for the nine-month period was primarily attributable to higher overall personnel costs




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of $2.9 million which were partially offset by declines in depreciation and amortization expense of $1.1 million and promotion costs of $436,000.

         Broadcasting operating income in the 1998 third quarter increased 1.1 percent to $16.8 million and in the first nine months increased 12.6 percent to $61.2 million. The current year increases reflected higher advertising revenues and declines in depreciation and amortization expense.

         Interest expense declined $524,000 in the 1998 third quarter and $2.3 million in the first nine months due to lower average debt levels. The Company's average debt level for the third quarter and first nine months of 1998 decreased to $177.2 million and $182.6 million from $210.9 million and $229.6 million in the respective periods of the prior year. The Company's average interest rate for both the third quarter and first nine months of 1998 increased to 7.5 percent from 7.3 percent in both prior year periods. The lower average debt levels and higher average interest rates in 1998 reflected the payment of variable rate credit agreement borrowings during the last three quarters of 1997.

         Broadcasting's effective income tax rates for the third quarter and first nine months of 1998 were 39.1 percent, unchanged from the corresponding periods in the prior year. The Company expects that the effective tax rate related to broadcasting operations will be approximately 39 percent for the full year of 1998.

         Net income for the 1998 third quarter increased 5.5 percent to $8.2 million from $7.8 million in the prior year. Net income for the first nine months of 1998 increased 21.9 percent to $31.1 million from $25.5 million a year ago. The gains reflected a combination of revenue increases, declines in depreciation and amortization expense and lower interest expense in the current year periods.

LIQUIDITY AND CAPITAL RESOURCES

      Pursuant to the Merger Agreement, the Company's existing long-term debt will be repaid with new borrowings prior to the Merger. In addition, the new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, all of the Company's long-term debt balances are allocated to the Broadcasting Business in the Statements of Consolidated Financial Position. Outstanding debt, inclusive of the short-term portion of long-term debt, as of September 30, 1998, was $172.7 million compared to $185.4 million at December 31, 1997. The decrease since the prior year end reflects a scheduled repayment of $12.5 million in the third quarter of 1998. The Company's borrowings consist primarily of fixed-rate senior notes with The Prudential Insurance Company of America ("Prudential"). Under a variable rate credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders, the Company has a $50 million line of credit available through June, 2001 (the "FNBC Credit Agreement"). No amount is currently borrowed under the FNBC Credit Agreement.

         The Company's Senior Note Agreements with Prudential and the FNBC Credit Agreement require it to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder.

         As of September 30, 1998, Broadcasting's commitments for capital expenditures were approximately $2 million, relating to normal capital equipment replacements. Capital expenditures to be made in fiscal 1998 are estimated to be in the range of $8 to $10 million. Commitments for film contracts and license fees at broadcasting locations as of September 30, 1998 were approximately $17.9 million.

         At September 30, 1998, Broadcasting had working capital of $18.6 million and a current ratio of 1.53 to 1. This compares to working capital of $23.5 million and a current ratio of 1.64 to 1 at December 31, 1997.



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

         Broadcasting generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements and debt installments.

SPIN-OFF AND MERGER

         Prior to the Spin-off and Merger, the Company intends to borrow $700 million which will provide sufficient funds to pay the existing Company debt (which has been allocated to the Broadcasting Business in the Consolidated Financial Statements). In addition, the Company will incur a prepayment penalty related to the prepayment of existing Company debt with Prudential. Based upon current interest rates, the prepayment penalty would be approximately $21.8 million. Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt ($700 million) following the consummation of the Spin-off and Merger. (See
Note 3 to the Consolidated Financial Statements included in this Exhibit 99-6 to the Company's Current Report on Form 8-K.)

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, the Company began reviewing and preparing its information systems and applications for the Year 2000. Broadcasting's Year 2000 issues relate primarily to its aging news gathering and archival systems, but also include some broadcasting and building maintenance systems. The Company does not believe that a significant lead-time is required to address Broadcasting's issues. However, alternative solutions exist with varying expense and capital expenditure requirements. As a result, Broadcasting's plans to address Year 2000 issues are expected to be finalized subsequent to the Merger.

         The Company does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger.

DIGITAL TELEVISION

         Broadcasting's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at Broadcasting's other television stations is May 1, 2002. Broadcasting is currently considering available options to comply with the FCC's timetable. However, it is expected that Broadcasting's digital conversion strategy will be finalized subsequent to the Merger. The Company does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.

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